                                                                    EXHIBIT 99.2
                           MARINER HEALTH GROUP, INC.

                      Non-Qualified Stock Option Agreement


         This Non-Qualified Stock Option Agreement dated as of October 3, 1997 (the "Agreement") by and between Mariner Health Group, Inc., a Delaware corporation (the "Company") with a principal place of business in New London, Connecticut, and Steven W. Garfinkle (the "Optionee"):

                                   WITNESSETH:

         WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") has authorized the grant of stock options upon certain terms and conditions set forth below;

         WHEREAS, the grant of stock options pursuant to this Agreement, is contemplated by Section 4(g) of the Optionee's Employment Agreement dated as of September 12, 1997 (the "Employment Agreement") by and among the Company, Prism Health Group, Inc. and the Optionee (capitalized terms used in this Agreement, unless otherwise defined in this Agreement, shall have the respective meaning ascribed to them in the Employment Agreement).

         NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, the Company and the parties hereto agree as follows:

         1. Grant. The Company does hereby grant to the Optionee an option (the "Option") to purchase from the Company 100,000 shares of its Common Stock ("Stock") upon the terms and conditions set forth herein.

         2. Option Exercise Prices. This Option may be exercised at the option price of $16.25 per share of Stock, subject to adjustment as provided herein.

         3. Term and Exercisability of Option. This Option shall become exercisable on the fifth (5th) anniversary of the date of this Agreement, unless the following conditions are satisfied (in which case the specified portion of this Option shall become exercisable on the date specified for the specified portion of this Option):

                  (a) (i) the Company's EPS for the year ending December 31, 1998 is at least equal to such per share amount set forth either in the Company's budget for such period as set by the Board and/or in consensus analysts expectations for such period (in each case as reviewed and revised from time to time) and (ii) the Optionee and/or the Company meet such other objectives for such fiscal year as are agreed to by the Optionee and the CEO, in which case 20,000 shares of Stock subject to the Option shall become exercisable at the time the Company's earnings for such year are announced publicly.

                  (b) (i) the Company's EPS for the year ending December 31, 1999 is at least equal to such per share amount set forth either in the Company's budget for such period as set by the Board and/or in consensus analysts expectations for such period (in each case as reviewed and revised from time to time) and (ii) the Optionee and/or the Company meet such other objectives for such fiscal year as are agreed to by the Optionee and the CEO, in which case 20,000 shares of Stock subject to the Option shall become exercisable at the time the Company's earnings for such year are announced publicly.

                  (c) (i) the Company's EPS for the year ending December 31, 2000 is at least equal to such per share amount set forth either in the Company's budget for such period as set by the Board and/or in consensus analysts expectations for such period (in each case as reviewed and

             Garfinkle Non-Qualified Stock Option Agreement--Page 2


         revised from time to time) and (ii) the Optionee and/or the Company meet such other objectives for such fiscal year as are agreed to by the Optionee and the CEO, in which case 20,000 shares of Stock subject to the Option shall become exercisable at the time the Company's earnings for such year are announced publicly.

                  (d) (i) the Company's EPS for the year ending December 31, 2001 is at least equal to such per share amount set forth either in the Company's budget for such period as set by the Board and/or in consensus analysts expectations for such period (in each case as reviewed and revised from time to time) and (ii) the Optionee and/or the Company meet such other objectives for such fiscal year as are agreed to by the Optionee and the CEO, in which case 20,000 shares of Stock subject to the Option shall become exercisable at the time the Company's earnings for such year are announced publicly.

                  (e) (i) the Company's EPS for the year ending December 31, 2002 is at least equal to such per share amount set forth either in the Company's budget for such period as set by the Board and/or in consensus analysts expectations for such period (in each case as reviewed and revised from time to time) and (ii) the Optionee and/or the Company meet such other objectives for such fiscal year as are agreed to by the Optionee and the CEO, in which case 20,000 shares of Stock subject to the Option shall become exercisable at the time the Company's earnings for such year are announced publicly.

         Not later than thirty (30) days after the beginning of each fiscal year during the period beginning January 1, 1998 and ending December 31, 2002, the Company shall provide the Executive with the aforementioned EPS target of the Company with respect to such fiscal year.

         If either (x) the Company terminates the Executive's employment at any time during a period commencing with a Change in Control (as defined in the Employment Agreement) and ending one year from such Change in Control pursuant to the provisions of Section 5(b) (without Cause) of the Employment Agreement, or (y) the Executive terminates his employment at any time during a period commencing with a Change in Control and ending one year from such Change in Control pursuant to the provisions of Section 5(c) of the Employment Agreement because of a Material Breach or Section 5(d) (for Good Reason) of the Employment Agreement, all outstanding shares of Stock subject to this Option at the time of such termination which have not yet vested at the time of such termination shall immediately be fully vested and shall immediately become exercisable in full. Such right to exercise the Option is subject to Sections 5 and 6 hereof, as appropriate, if the Optionee ceases to be employed by the Company and any present or future parent or subsidiary of the Company ("Related Corporations").

         4. Method of Exercise. To the extent that the right to purchase shares of Stock has accrued hereunder, this Option may be exercised from time to time by written notice to the Company in the form attached hereto, stating the number of shares with respect to which this Option is being exercised, accompanied by payment in full of the option price for the number of shares to be delivered. As soon as practicable after its receipt of such notice, the Company shall, without transfer or issue tax to the Optionee (or other person entitled to exercise these options), deliver to the Optionee (or other person entitled to exercise this Option), at the principal executive offices of the Company or such other place as shall be mutually acceptable, a certificate or certificates for such shares out of theretofore authorized but unissued shares or reacquired shares of its Stock as the Company may elect; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law. The option price shall be paid, at the election of the Optionee, (i) in cash or by check; (ii) by delivery of shares of the Stock having a fair market value (as determined by the Committee) equal as of the date of exercise to the option price; (iii) by delivery of an assignment satisfactory in form and substance to the Company of a sufficient

             Garfinkle Non-Qualified Stock Option Agreement--Page 3


amount of the proceeds from the sale of the Stock and an instruction to the broker or selling agent to pay that amount to the Company; or (iv) by any combination of the foregoing. If the Optionee (or other person entitled to exercise this Option) fails to pay for and accept delivery of all of the shares specified in such notice upon tender of delivery thereof, his right to exercise this Option with respect to such shares not paid for may be terminated by the Company.

         5. Termination of Employment. Unless otherwise provided herein, if the Optionee ceases to be employed by the Company and all Related Corporations for any reason (including death or disability or termination for Cause as defined in Section 5(a) of the Employment Agreement), no further installments of this Option shall become exercisable after the date of termination of his employment by the Company, and this Option shall terminate no later than the earlier of (a) one year after the date of termination of his employment and (b) the Option's specified expiration date. In such a case, the Optionee's only rights hereunder shall be those which are properly exercised by the Optionee or the Optionee's legal representative before the termination of this option.

         6. Effect of Termination. At the expiration of the period provided in
Section 5 or the scheduled expiration date, whichever is the earlier, this Option shall terminate and the only rights hereunder shall be those as to which this Option were properly exercised before such termination.

         7. Non-assignability. This Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. During the life of the Optionee, this Option shall be exercisable only by the Optionee.

         8. Compliance with Securities Act. The Company shall not be obligated to sell or issue any shares of Stock or other securities pursuant to the exercise of this Option unless the shares of Stock or other securities with respect to which this Option are being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, and applicable state securities laws. In the event shares of Stock or other securities shall be issued which shall not be so registered, the Optionee hereby represents, warrants and agrees that he will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel.

         9. Legends. The Optionee hereby acknowledges that, if required by law, the stock certificate representing the Stock will bear a legend setting forth certain restrictions on its transferability.

         10. No Rights as Stockholder until Exercise. The Optionee shall have no rights as a stockholder with respect to this Option until such time as the Optionee has exercised this Option by delivering a notice of exercise and has paid in full the purchase price for the shares so exercised in accordance with
Section 4. Except as is expressly provided herein with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

         11. Equitable Adjustment. In the event of any stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, then the Company shall make such equitable changes or adjustments as are necessary or appropriate to (a) the number and kind of shares of Stock issued or issuable in respect of outstanding Options or (b) the exercise price.

         12. Effect Upon Employment. Nothing in this Option shall be construed to impose any obligation upon the Company to retain the Optionee in its employ.

             Garfinkle Non-Qualified Stock Option Agreement--Page 4


         13. Time for Acceptance. Unless the Optionee shall evidence his acceptance of this Option by execution of this Agreement within ten (10) days of the Effective Time, this Option and this Agreement shall be null and void.

         14. Withholding Taxes. If the Company or any Related Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this Option, or in connection with the transfer of, or the lapse of restrictions on, any Stock or other property acquired pursuant to this Option, the Optionee hereby agrees that the Company or any Related Corporation may withhold from the Optionee's wages or other remuneration the appropriate amount of tax. At the discretion of the Company or Related Corporation, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Stock or other property otherwise deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Company or any Related Corporation does not withhold an amount from the Optionee's wages or other remuneration sufficient to satisfy the withholding obligation of the Company or Related Corporation, the Optionee will make reimbursement on demand, in cash, for the amount withheld.

         15. Provision of Documentation to Optionee. By signing this Agreement the Optionee acknowledges receipt of a copy of this Agreement.

         16. General Provisions.

         (a) Amendment; Waivers. This Agreement contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof and may not be modified or amended, nor may any provision hereof be waived, except by a further written agreement duly signed by each of the parties. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance.

         (b) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         (d) Construction. The titles of the sections of this Agreement are included for convenience only and shall not be construed as modifying or affecting their provisions; the masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Employment Agreement.

         (e) Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered in hand or sent by mail to the party addressed as follows, unless another address has been substituted by notice so given:

       To the Optionee: To his address as set forth in the Employment Agreement.

       To the Company:            Mariner Health Group, Inc.
                                  125 Eugene O'Neill Drive
                                  New London, CT 06320


                  [Remainder of Page Intentionally Left Blank]

             Garfinkle Non-Qualified Stock Option Agreement--Page 5


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and its corporate seal to be affixed as of the date set forth below.

                          MARINER HEALTH GROUP, INC.


                          By: /s/ Jennifer B. Gallagher
                              -------------------------
                              Title: Vice President

             Garfinkle Non-Qualified Stock Option Agreement--Page 6


                                   ACCEPTANCE

         I hereby accept the foregoing Options in accordance with its terms and conditions set forth in this Agreement.




October 3, 1997                                         /s/ Steven W. Garfinkle
---------------                                         -----------------------
Date                                                    Signature of Optionee
                                                        Steven W. Garfinkle